COMPUTER MANAGEMENT SCIENCES, INC.
                               8133 Baymeadows Way
                           Jacksonville, Florida 32256

                                  May 22, 1998


         Corrected "Performance Graph" in Annual Meeting Proxy Statement


Dear CMSI Shareholder:

         It has come to our attention that the Performance Graph appearing on page 11 of our Annual Meeting Proxy Statement, which was mailed to you on or about May 15, 1998, contains an error that unfavorably distorts the stock market performance of CMSI's common stock in comparison to the indices for the NASDAQ Stock Market and the NASDAQ Computer & Data Processing Services Stocks. Inadvertently, the 1995 CMSI stock prices shown in the graph were not adjusted for the two 3-for-2 stock splits effective on July 5, 1996 and November 20, 1996. The corrected Performance Graph shown on the reverse side of this letter, which is required to be included in the Proxy Statement to assist shareholders in their evaluation of the compensation paid to the Company's officers and directors, should be substituted for the one now appearing on page 11 of the Proxy Statement. We apologize for any inconvenience this may have caused you.

                                   Sincerely,

                                   JERRY W. DAVIS
                                   Chairman and Chief Executive Officer

PERFORMANCE GRAPH


      The following graph is a comparison of the cumulative total returns for the Company's Common Stock as compared with the cumulative total return for the NASDAQ Stock Market (U.S.) Total Return Index and the NASDAQ Computer & Data Processing Services Stocks ("C&DPS") Nasdaq Total Return Index. The cumulative return of the Company was computed by dividing the difference between the price of the Company's Common Stock at the end of each measurement period (December 31, 1995, December 31, 1996, and December 31, 1997) and the beginning of the cumulative measurement period (September 29, 1995) by the price of the Company's Common Stock at the beginning of the cumulative measurement period (after adjusting all 1995 stock prices for the 3-for-2 stock splits effective on July 5, 1996, and November 20, 1996). The total return calculations are based upon an assumed $100 investment on September 29, 1995, the date of the Company's initial public offering.



               Comparison of Twenty-Seven Month Cumulative Return


                            (Performance Graph Here)


                                     9/29/95  12/31/95   12/31/96   12/31/97

Computer Management Sciences, Inc.    $100      $127       $374       $307

NASDAQ C&DPS Index                    $100      $104       $129       $158

NASDAQ Stock Market - U.S.            $100      $101       $124       $153